Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-184715 on Form S-1 of our report dated May 11, 2012, relating to the statement of assets acquired and liabilities assumed by Home Loan Servicing Solutions, Ltd. and subsidiaries (the “Company”), pursuant to the Purchase and Assumption Agreement, dated February 10, 2012, executed by the Company with Ocwen Financial Corporation, included in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

December 18, 2012

Atlanta, Georgia